Exhibit 10.34

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE THE REGISTRANT CUSTOMARILY AND ACTUALLY TREATS SUCH INFORMATION AS PRIVATE OR CONFIDENTIAL AND SUCH INFORMATION IS NOT MATERIAL. THE EXCLUDED INFORMATION HAS BEEN NOTED IN THIS EXHIBIT WITH A PLACEHOLDER IDENTIFIED BY THE MARK “[***]”.

PUT SHARE PURCHASE AGREEMENT
26 MAY 2023
Between H3C HOLDINGS LIMITED and IZAR HOLDING CO. and UNISPLENDOUR INTERNATIONAL TECHNOLOGY LIMITED relating to the sale of A ordinary shares in H3C Technologies Co., Limited for cash

Allen & Overy LLP, Beijing office
0116879-0000009 HKO1: 2005720684.1

CONTENTS
Clause    Page
Schedule

1. Form of Deed of Waiver	22

THIS AGREEMENT (the Agreement) is made on 26 May 2023
BETWEEN:
(1)H3C HOLDINGS LIMITED, a company incorporated under the laws of the Cayman Islands and whose registered office is at Clifton House, 75 Fort Street, PO Box 1350, Grand Cayman, KY1-1108, Cayman Islands (the HPE Cayman);
(2)IZAR HOLDING CO., a company incorporated under the laws of Cayman Islands and whose registered office is at Clifton House, 75 Fort Street, PO Box 1350, Grand Cayman, KY1-1108, Cayman Islands (Izar Holding and together with HPE Cayman, the HPE Put Parties; each individually a HPE Put Party); and
(3)UNISPLENDOUR INTERNATIONAL TECHNOLOGY LIMITED, a company incorporated under the laws of Hong Kong whose registered office is at 402 Jardine House, 1 Connaught Place, Central, Hong Kong (the UNIS Counterparty), a wholly-owned direct subsidiary of Unisplendour Corporation (UNIS).
RECITALS:
(A)The HPE Put Parties and the UNIS Counterparty are each shareholders of the Company (as defined below) and have entered into (in the case of Izar Holding, adhered to) a shareholders' agreement in relation to the Company dated 1 May 2016, as amended (the Shareholders' Agreement).
(B)Pursuant to clause 17 (Put Option) of the Shareholders' Agreement, at any time and from time to time from and after the third anniversary but before the sixth anniversary of the date of the Shareholders' Agreement, the HPE Put Parties have a right to require the UNIS Counterparty to acquire all or any number of the A Shares held by the HPE Put Parties (the Put Option) in exchange for cash consideration upon delivery of a Put Notice (as defined below).
(C)Pursuant to the Second Extension of Put Option Exercise Period entered into by, among others, the HPE Put Parties and the UNIS Counterparty dated 28 October 2022 (the Second Extension Letter), the exercise period for the Put Option was extended to 31 December 2022.
(D)On 30 December 2022, each HPE Put Party delivered to the UNIS Counterparty, and the UNIS Counterparty received from each HPE Put Party, a put notice in accordance with clause 17 of the Shareholders' Agreement and the Second Extension Letter with respect to all the A Shares held by such HPE Put Party (each a Put Notice and collectively the Put Notices). The parties have entered into this Agreement to effect the sale and purchase of those A Shares between the HPE Put Parties and the UNIS Counterparty.
IT IS AGREED as follows:
1.INTERPRETATION
1.1In addition to terms defined elsewhere in this Agreement, the following definitions apply throughout this Agreement, unless the contrary intention appears:
A Shares has the meaning given in the Shareholders' Agreement;
Additional Put Conditions Period has the meaning given in Subclause 3.4;
Affiliate means, in relation to any person, (from time to time) any Subsidiary or Ultimate Holding Company of that person and any other Subsidiary of that Ultimate Holding Company provided always that for the purposes of this Agreement, neither the Company nor any Company Subsidiary shall be

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regarded as being a Subsidiary or other Affiliate of any Shareholder, and no Shareholder shall be regarded as being a Holding Company or other Affiliate of the Company or any Company Subsidiary;
Antitrust Authority means any governmental authority charged with enforcing, applying, administering, or investigating any antitrust or competition law of any relevant jurisdiction;
Antitrust Clearance means the receipt of an anti-trust clearance notice approving, without any material qualification, imposition of any material additional requirement or amendment, the Transaction contemplated by this Agreement, the receipt of a decision of lack of authority or the specified statutory clearance period (including any extension of such period, which statutory clearance period shall commence on the date on which applicable Antitrust Authority declares any of the filings submitted to it for the purpose of obtaining anti-trust clearance in respect of the Transaction contemplated by this agreement complete) having elapsed (if applicable in a jurisdiction) and no objection having been raised or material qualification, material additional requirement or amendment having been imposed by applicable Antitrust Authorities;
Articles means the memorandum and articles of association of the Company in effect at the relevant time;
Business Day means a day (other than a Saturday or Sunday) on which banks are generally open in Palo Alto (California), Hong Kong and Beijing for normal business;
CFIUS means the Committee on Foreign Investment in the United States and each member agency thereof, acting in such capacity;
Company means H3C Technologies Co., Limited, a company incorporated under the laws of Hong Kong whose registered office is at Room 2301, Caroline Centre, Lee Gardens Two, 28 Yun Ping Road, Causeway Bay, Hong Kong;
Company Subsidiary means a Subsidiary of the Company from time to time;
Conditions means the conditions set out in Subclauses 3.1 and 3.2;
CSRC means China Securities Regulatory Commission;
CSRC Guidelines No. 1 means Guidelines for the Application of Regulatory Rules—Listing No. 1 (《监管规则适用指引——上市类第1号》) issued by the CSRC;
Deed of Waiver means the deed of waiver to be executed by HPE Put Parties in favour of the Company, UNIS Counterparty, UNIS, Tsinghua Unigroup and Tsinghua Holdings in respect of the Investor Change of Control (as defined in the Shareholders' Agreement) as a result of the court supervised restructuring of Tsinghua Unigroup completed in 2022, a form of which is attached hereto as Schedule 1;
Director has the meaning given in the Shareholders' Agreement;
Disclosing Party has the meaning given in Subclause 8.1;
Dispute has the meaning given in Subclause 16.2(a);
Dispute Meeting has the meaning given in Subclause 16.2(a);
Dispute Notice has the meaning given in Subclause 16.2(a);
Distributable Amount has the meaning given to it in the Shareholders’ Agreement;

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Electronic Communication means an electronic communication as defined in the UK Electronic Communications Act 2000;
Encumbrance means any mortgage, charge (fixed or floating), pledge, lien, option, right to acquire, assignment by way of security, trust arrangement for the purpose of providing security or any other security interest of any kind, including retention arrangements, pre-emption right, option and other encumbrance or third party right or claim of any kind or any agreement to create any of the above;
Exchange Rate means the closing mid-rate of exchange for the relevant currency published in the London edition of the Financial Times on the Business Day immediately prior to the date of the Put Notice;
Financing has the meaning given in Subclause 4.2;
Governmental Authority means any domestic or foreign state, province, county, city or other political subdivision, any governmental, regulatory or administrative authority or any court, tribunal, judicial body, instrumentality, arbitrator or arbitration panel, and any securities exchange on which the securities of any party to this Agreement or its Affiliates (including those of UNIS) are listed;
Group Companies means the Company and Company Subsidiaries and Group Company means any of them;
HKIAC has the meaning given in Subclause 16.3(a);
Holding Company has the meaning given in Subclause 1.2;
HPE means Hewlett Packard Enterprise Company;
HPE Agreements has the meaning given in the Shareholders’ Agreement;
HPE Group means (a) HPE or its Ultimate Holding Company, if any; (b) any successor in interest from time to time of the aforementioned entity or entities, created by way of separation, merger or other corporate restructuring; and (c) any Subsidiary of the foregoing;
Law or Laws means any law, statute, Order, rule, regulation or other pronouncement of any Governmental Authority having the effect of law whether in the PRC, the U.S. or any other country;
Losses means losses, costs, damages, liabilities, charges, expenses, claims, awards, judgements and penalties;
Material Adverse Effect means, with respect to the Group Companies (taken as a whole), any effect, fact, change, event or circumstance that has or is reasonably expected to have a material adverse effect on the business, assets, liabilities, properties or operations of the Group Companies (taken as a whole);
MOFCOM means the Ministry of Commerce of the PRC or its competent local counterparts;
Order means any order (including restrictions, prohibitions or penalties on or relating to export, trade or dealings with individuals, entities or governments), decree, consent decree, decision, judgment, award, injunction, ruling or ordinance of any Governmental Authority;
PRC means the People's Republic of China excluding, for the purposes of this Agreement, Hong Kong, Macau and Taiwan;
Put Closing means completion of the sale and purchase of the Put Sale Shares in accordance with this Agreement;

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Put Conditions Period has the meaning given in Subclause 3.4;
Put Consideration means the amount set out in Subclause 2.2;
Put Notice has the meaning given in Recital (D);
Put Option has the meaning given in Recital (B);
Put Price means US$735.99 per Put Sale Share, calculated by (a) multiplying (i) the amount of the Reference Net Income (as defined in the Shareholders' Agreement and amended by the Second Extension Letter) by (ii) fifteen (15); and (b) dividing the product of (a) by the total number of Shares outstanding as of the date of the Put Notices; provided, that if the Put Price is not denominated in USD, it shall be converted into USD at the Exchange Rate.
Put Sale Shares means all Shares held by the HPE Put Parties, in aggregate 4,755,450 Shares (comprising of 4,658,400 Shares held by HPE Cayman and 97,050 Shares held by Izar Holding) and representing 49% of the issued share capital of the Company, which are to be sold by the HPE Put Parties respectively to the UNIS Counterparty for cash pursuant to clause 17.1(a)(i) of the Shareholders' Agreement, the Second Extension Letter and the terms of this Agreement;
Receiving Party has the meaning given in Subclause 8.1;
Relevant Antitrust Authority means each of the State Administration for Market Regulation of the PRC [***];
RMB means Renminbi, the lawful currency of the PRC;
Relevant Agencies has the meaning given in Subclause 4.4;
Rules has the meaning given in Subclause 16.3(a);
Second Extension Letter has the meaning given in Recital (C);
Shareholder has the meaning given to that term in the Shareholders' Agreement;
Shareholders' Agreement has the meaning given in Recital (A);
Shares means the A ordinary shares in the issued share capital of the Company;
SPA means the agreement dated 21 May 2015, by and between H3C Holdings Limited and Unisplendour Corporation for the sale and purchase of all of the B ordinary shares in the issued share capital of the Company held by H3C Holdings Limited, representing 51% of the outstanding and issued share capital of the Company, as amended by that Deed of Assignment and Assumption, dated as of 4 February 2016, by and among the aforementioned parties and the other parties thereto, pursuant to which the UNIS Counterparty became the purchaser of those shares in place of UNIS;
Strategic Sales Agreement means the strategic sales agreement to be entered into by and between the Company and other Company Subsidiaries and HPE and/or various Affiliates of HPE in relation to commercial arrangements between such parties on products sales in PRC and overseas markets;
Subsidiary has the meaning given in Subclause 1.2;
Taxation, Tax or Taxes means:
(a)any charge, tax, duty, levy, impost and withholding in the nature of a tax or having the character of taxation, wherever chargeable, imposed by or for support of national, state,

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federal, cantonal, municipal or local government or any other governmental or regulatory authority, body or instrumentality including tax on gross or net income, profits or gains, taxes on receipts, sales, use, occupation, franchise, transfer, value added and personal property and social security taxes; and
(b)any penalty, fine, surcharge, interest, charges or additions payable in relation to any amounts described in subparagraph (a) of this definition;
Tax Amount has the meaning given in subclause 11.9;
Tax Payment Notice has the meaning given in subclause 11.9;
Transaction means the sale and purchase of the Put Sale Shares as contemplated by this Agreement;
Transaction Documents has the meaning given to it in the SPA;
Tsinghua Holdings means Tsinghua Holdings Co., Ltd., now renamed as "Tianfu Qingyuan Holdings Co., Ltd."(天府清源控股有限公司), a limited liability company incorporated in the PRC;
Tsinghua Unigroup means Tsinghua Unigroup Limited (紫光集团有限公司), a limited liability company incorporated in the PRC;
Ultimate Holding Company means a Holding Company which is not also a Subsidiary;
UNIS' Issuance means the proposed issuance of certain new shares, securities and/or instruments in the capital of UNIS, funds raised pursuant to which shall be used towards the payment of the Put Consideration under this Agreement; andUS Dollars or USD or US$ means United States Dollars, the lawful currency of the United States.
1.2(a)    A company is a Subsidiary of another company (or other entity), its Holding Company, if that other company (or other entity):
(b)holds a majority of the voting rights in it; and
(c)is a member of it and has the right to appoint or remove a majority of its board of directors or otherwise exercise management control over it, or if it is a Subsidiary of a company (or other entity) that is itself a Subsidiary of that other company.
1.3Any express reference to an enactment (which includes any legislation in any jurisdiction) includes references to:
(a)that enactment as amended, extended or applied by or under any other enactment before or after the date of this Agreement;
(b)any enactment which that enactment re-enacts (with or without modification); and
(c)any subordinate legislation (including regulations) made (before, on or after the date of this Agreement) under that enactment, as re-enacted, amended, extended or applied as described in Subclause 1.3(a) above, or under any enactment referred to in Subclause 1.3(b) above, except to the extent that any of the matters referred to in Subclauses 1.3(a) to 1.3(c) above occurring after the date of this Agreement increases or alters the liability of any party to this Agreement, and enactment includes any legislation in any jurisdiction.
1.4In this Agreement,

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(a)unless the contrary intention appears, a reference to a clause or a subclause is a reference to a clause or subclause of or to this Agreement;
(b)words denoting persons include bodies corporate and unincorporated associations of persons;
(c)references to an individual/a natural person include his estate and personal representatives;
(d)subject to Subclause 14.3, references to a party to this Agreement include the successors or assigns (immediate or otherwise) of that party;
(e)a person shall be deemed connected with another if that person is connected with that other within the meaning of section 1122 of the UK Corporation Tax Act 2010;
(f)the words including and include shall mean including without limitation and include without limitation, respectively;
(g)any reference importing a gender includes the other gender;
(h)any reference to a time of day is to Beijing time, unless stated otherwise;
(i)any reference to $ or US$ is to USD;
(j)any reference to writing includes typing, printing, lithography, photography and Electronic Communication in the form of email;
(k)any reference to a document is to that document as amended, varied or novated from time to time otherwise than in breach of this Agreement or that document;
(l)any reference to a company includes any company, corporation or other body corporate wheresoever incorporated; and
(m)any reference to a company or firm includes any company or firm in succession to all, or substantially all, of the business of that company or firm.
1.5The headings in this Agreement do not affect its interpretation.
1.6The eiusdem generis rule does not apply to this Agreement. Accordingly, specific words indicating a type, class or category of thing shall not restrict the meaning of general words following such specific words, such as general words introduced by the word other or a similar expression. Similarly, general words followed by specific words shall not be restricted in meaning to the type, class or category of thing indicated by such specific words.
1.7If there is any conflict or inconsistency between a term in the body of this Agreement and a term in any of the schedules (if any) or any other document referred to or otherwise incorporated into this Agreement, the term in the body of this Agreement shall take precedence.

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2.SALE AND PURCHASE OF THE PUT SALE SHARES
2.1Subject to the terms and conditions set out in this Agreement, each HPE Put Party shall sell with full title guarantee the number of Put Sale Shares set forth opposite its name in the table below and the UNIS Counterparty shall purchase each Put Sale Share at the Put Price.

HPE Put Party	Number of Put Sale Shares to be Sold
HPE Cayman	4,658,400
Izar Holding	97,050
Total	4,755,450

2.2The Put Consideration for the entire Put Sale Shares shall be US$3,500,000,000 in aggregate, being the product of the Put Price multiplied by the aggregate number of Put Sale Shares and denominated in USD at the Exchange Rate, among which US$3,428,535,816 shall be paid to HPE Cayman and US$71,464,184 paid to Izar Holding at the Put Closing.
2.3All of the Put Sale Shares shall be sold free from all Encumbrances and together with all rights attaching to them.
3.CONDITIONS PRECEDENT
3.1The obligation of each of the parties to consummate the sale and purchase of the Put Sale Shares is conditional on:
(a)UNIS having obtained the following documents and/or approvals from the Governmental Authorities in the PRC (and such documents and/or approvals remaining in full force and effect as at Put Closing):
(i)the filing notice for outbound investment project ("境外投资项目备案通知书" in Chinese) or its equivalent issued by the National Development and Reform Commission to UNIS with respect to the Transaction;
(ii)the outbound investment certificate ("企业境外投资证书" in Chinese) or its equivalent amended and re-issued by MOFCOM to UNIS with respect to the Transaction; and
(iii)if required by Law, the registration certificate issued by the State Administration of Foreign Exchange ("业务登记凭证" in Chinese) or its equivalent or an authorized bank to UNIS with respect to the Transaction and relevant approvals for the conversion of RMB into US$ and the transfer of US$ to the HPE Put Parties pursuant to or in connection with this Agreement (and for the avoidance of doubt, any document set forth in this Subclause (a)(iii) shall be automatically waived if not required by Law);
(b)UNIS having obtained an approval reply on registration (“关于发行股票注册的批复” in Chinese) for the UNIS Issuance by the CSRC;
(c)the certificate for approval and registration of the borrowing of foreign debt by enterprises ("企业借用外债审核登记证明" in Chinese) issued by the National Development and Reform Commission having been obtained, if applicable;
(d)the Antitrust Clearances having been obtained from the Relevant Antitrust Authorities;

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(e)no governmental or regulatory body of competent jurisdiction having enacted or promulgated any Law or issued or granted any Order, in each case, that is in effect and has the effect of making the consummation of the transactions contemplated by this Agreement illegal or which has the effect of prohibiting or otherwise preventing the consummation of the transactions contemplated by this Agreement; and
(f)UNIS having obtained the requisite approval from its shareholders in respect of the Transaction.
3.2The obligation of the parties to consummate the transactions contemplated by this Agreement is also conditional on:
(a)each of the other party's warranties being true and accurate (without giving effect to any "material adverse effect" or "materiality" qualification therein) at the date of Put Closing as if made anew at such date (except to the extent any such warranty expressly relates to a specific date, in which case as of such specific date), unless the failure of any such warranties to be so true and accurate, individually or in the aggregate, has not had and would not reasonably be expected to have, a material adverse effect on such party's ability to perform the transactions contemplated by this Agreement; and
(b)the other party having performed all of the covenants and agreements under this Agreement that are required to be performed by it at or prior to the Put Closing; provided that the obligation of that party to consummate the transactions contemplated by this Agreement shall not be affected if a breach of any such covenant or agreement has not had and would not reasonably be expected to have a material impact on that party.
3.3Each party hereto undertakes to use best endeavours and to take all actions within its powers to ensure that each of the Conditions is satisfied and that the Put Closing occurs as soon as practicable and in any event before the expiration of the period that is one hundred and eighty (180) calendar days following the date of this Agreement; provided that such period shall be automatically extended in order to obtain the requisite approvals, if any, of the relevant Governmental Authorities (but such automatic extension period shall not exceed one hundred and eighty (180) calendar days) (such time period, as extended (if and when applicable), being the Put Conditions Period).
3.4The UNIS Counterparty may further extend the time period for fulfilling the Conditions by providing a written notice to the HPE Put Parties:
(a)in the event of a Material Adverse Effect; or
(b)within thirty (30) days before the expiration of the Put Conditions Period, in the event that the UNIS Counterparty, acting in good faith, reasonably expects that the fulfilment of all the Conditions in Subclause 3.1 may be achieved (if not waived) within an additional period after the expiration of the Put Conditions Period (such written notice shall not be interpreted as a guarantee as to the fulfilment of the Conditions in Subclause 3.1 in any event), an additional period of ninety (90) days after the expiration of the Put Conditions Period shall apply for the purposes of fulfilling the Conditions in Subclause 3.1 (the Additional Put Conditions Period). For the avoidance of doubt, the Additional Put Conditions Period shall only be extended once and shall only be extended by a total aggregate number of ninety (90) days unless otherwise agreed by the parties.
3.5In the event that any Conditions in Subclause 3.1 are not satisfied or waived by the expiration of the Put Conditions Period (or the Additional Put Conditions Period, if and when applicable), provided that neither HPE Put Party has committed a material breach of this Agreement and such breach is the primary cause in preventing the satisfaction of any one or more of such Conditions, either HPE Put

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Party shall have the right (but not the obligation) to terminate this Agreement prior to the Put Closing with immediate effect upon the provision of written notice to the UNIS Counterparty.
3.6In the event that this Agreement is terminated pursuant to Subclause 3.5, except for this Subclause 3.6 and Clause 1 and clauses 6 to 17, all of the provisions of this Agreement shall lapse and cease to have effect; but neither the lapsing of those provisions nor their ceasing to have effect shall affect any accrued rights or liabilities of either party in respect of damages for non-performance of any obligation under this Agreement falling due for performance prior to such lapse and cessation.
4.COVENANTS
4.1During the Put Conditions Period (and the Additional Put Conditions Period, if applicable), the UNIS Counterparty undertakes to:
(a)use its best endeavours to obtain and make, as expeditiously as reasonably possible, any and all internal and external approvals, consents and/or filings (including from its board of directors, shareholders and competent Governmental Authorities (including competent Antitrust Authorities) as applicable) in connection with the actions and transactions contemplated by this Agreement; and
(b)keep the HPE Put Parties reasonably and timely informed of the nature, details and expected timetable of each of the approvals, consents and/or filings referred to in Subclause 4.1(a), what progress is being made in relation to each of them and all other information as the HPE Put Parties may require in relation to the satisfaction of the Conditions and the UNIS Counterparty's compliance with this Subclause 4.1.
4.2Notwithstanding anything in this Agreement to the contrary, the UNIS Counterparty shall, during the Put Conditions Period (and the Additional Put Conditions Period, if applicable), take (and shall procure that the Company shall take) any action (including any action proposed by the UNIS Counterparty) necessary for the consummation of the Put Closing, including issuing additional Shares, recapitalisation, disposing of assets or incurring indebtedness, in each case so long as such action is conditioned upon the contemporaneous consummation of the Put Closing and provided that in all cases such action shall not require:
(a)any approval from the UNIS Counterparty or the HPE Put Parties (or any other Shareholder) under clause 10 or clause 11 of the Shareholders' Agreement or otherwise (unless such approval is obtained);
(b)any additional approval of any Governmental Authorities (or any other person) pursuant to the Shareholders' Agreement or the Articles (or otherwise); or
(c)any internal or external approval, consent or filing which could prevent or delay in any material respect the Put Closing beyond the expiration of the Put Conditions Period (and the Additional Put Conditions Period, if applicable) and which is not (or would not have been but for the option or action chosen by the UNIS Counterparty or, as the case may be, the Company) otherwise necessary or reasonably advisable in order to achieve the Put Closing.
and, provided further that, to the extent that the consent of any HPE Put Party or approval of the board of directors of the Company pursuant to the Shareholders' Agreement or the Articles (or otherwise) is necessary in order to enable the UNIS Counterparty to obtain financing to consummate the Transaction (the Financing) and relates to the Company or a Company Subsidiary, or the assets or shares of the Company or a Company Subsidiary, including without limitation the incorporation of new legal entities, the creation of security interests on the assets of the Company or Company Subsidiaries or the shares in the Company currently held by any party, each HPE Put Party shall, subject to all applicable Law and the provisions of the Shareholders' Agreement, not unreasonably

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withhold, delay or condition such consent and shall, to the extent that it is so able, cause the directors appointed by it to cast affirmative vote for such action, provided always that, in the event of any Financing arrangements relating to the assets of the Company or a Company Subsidiary or shares of the Company currently held by a HPE Put Party, any obligation of the Company or any Company Subsidiary in relation to the Financing will be conditioned on the consummation of the Transaction on Put Closing and shall not take effect prior to the Put Closing.
4.3During the Put Conditions Period (and the Additional Put Conditions Period, if applicable), each HPE Put Party shall cooperate with the UNIS Counterparty and use best endeavours to, and cause its respective Affiliates to use their respective best endeavours to, provide all information and documentation reasonably requested by the UNIS Counterparty in connection with the UNIS Counterparty obtaining any consents, waivers or approvals of any relevant Governmental Authority necessary to consummate the Put Closing. For the avoidance of doubt, the obligations of each HPE Put Party under this Subclause 4.3 shall apply to the provision of any shareholder information or documentation, in each case to the extent that such information or documentation is not otherwise accessible to the UNIS Counterparty (or any of its Affiliates) but is within the control of such HPE Put Party or its Affiliates and is required under applicable Law in connection with the assessment and/or payment of any Hong Kong stamp duty associated with the sale and purchase of the Put Sale Shares.
4.4During the Put Conditions Period (and the Additional Put Conditions Period, if applicable), each party shall (a) jointly cooperate to keep the U.S. Department of the Treasury and the Department of Defense, in their capacity as CFIUS member agencies, or any other agency or branch of the U.S. government (the Relevant Agencies), apprised of the transactions contemplated by this Agreement and to respond to any questions they may have; and (b) [***]. As part of the parties’ obligations under subsections (a) and (b) above, the parties agree to jointly request a meeting or meetings with one or more of Relevant Agencies, as deemed appropriate by the parties to discuss the Transaction [***]. For any meeting with a Relevant Agency in which the parties jointly participate the parties shall cause their respective counsel to document the matters discussed during such meeting, including the responses, feedback and reaction from the Relevant Agencies in a single document, which shall be jointly acknowledged and confirmed (through signing of such document) by the respective counsel or representative of HPE and UNIS Counterparty.
4.5Each HPE Put Party agrees that from the date of this Agreement until the Put Closing it shall, and, if applicable and to the extent that it is so able, shall cause its Affiliates to (a) perform the obligations, covenants and undertakings under the Shareholders' Agreement in accordance with the terms of the Shareholders' Agreement in good faith and, where applicable, in a manner consistent, in all material respects, with past practice; (b) use commercially reasonable endeavours to provide assistance and support as may be reasonably requested by the UNIS Counterparty (at its sole cost and expense) for the purposes of the consummating the Transaction; and (c) conduct negotiations with the Company with respect to any business, sales, trading, or co-operation between the HPE Put Parties (or their respective Affiliates) and the Company (or its Subsidiary) which may continue after the Put Closing (including without limitation the commercial activities contemplated by the Strategic Sales Agreement) in good faith.
4.6The UNIS Counterparty agrees that from the date of this Agreement until the Put Closing it shall, and, if applicable and to the extent that it is so able, shall cause its Affiliates to (a) perform the obligations, covenants and undertakings under the Shareholders' Agreement in accordance with the terms of the Shareholders' Agreement in good faith and, where applicable, in a manner consistent, in all material respects, with past practice; (b) use commercially reasonable endeavours to provide assistance and support as may be reasonably requested by the HPE Put Parties (at their sole cost and expense) for the purposes of the consummating the Transaction; and (c) exercise its rights under the Shareholders' Agreement with respect to any business, sales, trading, or co-operation between the HPE Put Parties (or their respective Affiliates) and the Company (or its Subsidiary) which may continue after the Put

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Closing (including without limitation the commercial activities contemplated by the Strategic Sales Agreement) in good faith.
4.7In the event that the Group Companies suffer a Material Adverse Effect at any time before the Put Closing, the parties shall as soon as reasonably practicable after written notice setting out reasonable details of such Material Adverse Effect is given by any party to the other parties and in any event within ten (10) Business Days after such notice, initiate an assessment of the risks and impact of the Material Adverse Effect to the Transaction and the Company and its Subsidiaries and each party shall use commercially reasonable endeavours to agree on potential measures and actions to that may minimise the impact of such Material Adverse Effect and implement such measures and actions as may be agreed between the parties.
4.8During the Put Conditions Period (and the Additional Put Conditions Period, if applicable) and for a period of three years after the Put Closing, each party to this Agreement shall, and shall to the extent that it is so able, cause its Affiliates to provide reasonable assistance to the other parties to this Agreement as soon as reasonably practicable and in all cases subject to all applicable Law after written notice is served by any party on the other parties if any relevant Government Authority initiates any claim, action, investigation, proceeding or Order against or in relation to a party, the Company or any Group Company in relation to the affairs of the Company or any Group Company from 1 May 2016.
4.9The parties:
(a)acknowledge that any distribution of dividends applicable to the partial Financial Year from 1 April 2023 to 31 December 2023 and each Financial Year after 2023 (the Post-Valuation Period) will be made pursuant to clause 1 of section 1-6 of the CSRC Guidelines No.1; and
(b)in the event that this Agreement is terminated, lapses or ceases to have effect, and the Put Closing has not occurred the HPE Put Parties shall be entitled to receive Distributable Amounts (including with respect to the period from 1 April 2023 until the date that this Agreement is terminated, lapses or ceases to have effect) in accordance with the Shareholders' Agreement.
4.10The UNIS Counterparty and each HPE Put Party acknowledge that the Company intends to pay dividends to the Shareholders in the amount of [***] (the 2022 Dividends) with the HPE Put Parties entitled to receive an aggregate amount of 49% of the 2022 Dividends. The UNIS Counterparty and each HPE Put Party shall procure that the Company:
(a)distributes the 2022 Dividends to Shareholders in accordance with the Shareholders' Agreement by the earlier of (i) [***] or (ii) immediately prior to the Put Closing; and
(b)distributes a pro rata dividend of 49% of any Distributable Amount applicable to the period from 1 January 2023 to 31 March 2023 to the HPE Put Parties by the earlier of (i) [***] or (ii) immediately prior to the Put Closing according to the relevant procedures and requirements under the Shareholders’ Agreement.

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5.PUT CLOSING
5.1Put Closing shall take place at the offices of Allen & Overy LLP, Beijing at 10:00 a.m. on the tenth (10th) Business Day after the date on which the last of the Conditions to be satisfied (except for those Conditions which by their very nature are unable to be satisfied until Put Closing) is satisfied or at such other place, at such other time and/or on such other date as the HPE Put Parties and the UNIS Counterparty (both acting reasonably) may agree in writing.
5.2At Put Closing, the UNIS Counterparty shall:
(a)pay the Put Consideration for the sale of the Put Sale Shares to the HPE Put Parties in accordance with Subclause 2.2 and Clause 11;
(b)execute and deliver to each HPE Put Party the instruments of transfer referred to in Subclause 5.3(a); and
(c)deliver to the HPE Put Parties:
(i)in respect of the Put Sale Shares held by each HPE Put Party, a duly executed bought note in favour of such HPE Put Party; and
(ii)a certified copy of the resolutions of the board of directors of the UNIS Counterparty authorising the execution of this Agreement.
5.3At Put Closing each HPE Put Party shall deliver to the UNIS Counterparty, in each case in respect of the Put Sale Shares held by it:
(a)duly executed instrument of transfer in favour of the UNIS Counterparty;
(b)a duly executed sold note in favour of the UNIS Counterparty;
(c)the share certificate(s) representing the Put Sale Shares held by it (or an express indemnity in a form satisfactory to the UNIS Counterparty in the case of any found to be missing);
(d)such waivers or consents as may be necessary to enable the UNIS Counterparty to become the registered holder of all the Put Sale Shares; and
(e)a certified copy of the resolutions of the board of directors authorising the execution of this Agreement and approving the transactions referred to herein.
5.4At Put Closing, the HPE Put Parties shall deliver to the UNIS Counterparty:
(a)resignations of the Directors of the Company appointed by any HPE Put Party in accordance with subclause 5.3(b) of the Shareholders' Agreement, in each case acknowledging that he or she has no claim against the Company, whether for loss of office or otherwise; and
(b)a counterpart of the Deed of Waiver duly executed by each HPE Put Party.
5.5At Put Closing the parties shall procure that resolutions of the Company are passed to approve the transfers referred to in Subclause 5.3(a) for registration (subject to being duly stamped).
5.6All deliveries to be made or other actions to be taken at the Put Closing shall be deemed to occur simultaneously, and no such delivery or action shall be deemed complete until all such deliveries and actions have been completed.

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5.7The Shareholders’ Agreement, the Deed of Guarantee and the other Transaction Documents (other than the HPE Agreements, and each as may be amended from time to time) shall terminate automatically upon the completion of the Put Closing.
5.8Neither party shall be entitled in any circumstances to rescind or terminate this Agreement after Put Closing and each party to this Agreement hereby expressly waives any right that it may otherwise have either now or in the future to rescind or terminate this Agreement after Put Closing.
6.HPE PUT PARTIES' WARRANTIES
6.1Each HPE Put Party, jointly and severally, warrants to the UNIS Counterparty at the date of this Agreement and at the date of the Put Closing that:
(a)it is a company duly incorporated and validly existing under the laws of its jurisdiction of incorporation with the requisite power and authority to enter into and perform its obligations under this Agreement, and has taken all necessary corporate action to authorise the execution, delivery and performance of, its obligations under this Agreement;
(b)this Agreement constitutes legal, valid and binding obligations of such HPE Put Party enforceable against it in accordance with its terms, assuming due execution and delivery by the UNIS Counterparty, except as enforceability will be subject to applicable bankruptcy, insolvency, liquidation, possessory liens, rights of set off, reorganization, amalgamation, moratorium or any other Laws or legal procedures, whether of a similar nature or otherwise, generally affecting creditors' rights;
(c)the execution and delivery by such HPE Put Party of this Agreement and the performance of the obligations of such HPE Put Party under it do not and will not conflict with or constitute a breach, default or an event of default (with notice or lapse of time, or both) under any provision of:
(i)any agreement, instrument or permit to which such HPE Put Party is a party;
(ii)the constitutional documents of such HPE Put Party; or
(iii)any Law, Encumbrance or any other restriction of any kind or character by which such HPE Put Party is bound;
except, in the case of paragraphs (i) and (iii) above, which has not had and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of such HPE Put Party to consummate the transactions contemplated by this Agreement;
(d)other than as contemplated by this Agreement:
(i)no notices, reports or filings are required to be made by such HPE Put Party with any Governmental Authority in connection with the transactions contemplated by this Agreement; and
(ii)no consents, approvals, registrations, authorisations or other permits are required to be obtained by such HPE Put Party from any Governmental Authority in connection with the execution, delivery and performance of this Agreement, a failure to make or obtain which have had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of such HPE Put Party to consummate the transactions contemplated by this Agreement;

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(e)there is no Encumbrance on, over, or affecting any of the Put Sale Shares, and no commitment to give or create any Encumbrance, on, over or affecting any of the Put Sale Shares and no person has claimed to be entitled to any such Encumbrance. The Put Sale Shares are not subject to any voting agreement or other similar contract, including any contract restricting or otherwise relating to the voting, dividend rights or disposition of the Put Sale Shares. In respect of the Put Sale Shares that are to be sold by each HPE Put Party, such HPE Put Party has legal and valid title to, and is entitled to transfer or procure the transfer of the full legal and beneficial ownership in such Put Sale Shares to the UNIS Counterparty on the terms and subject to the conditions set out in this Agreement; and
(f)no broker, investment banker, financial adviser, intermediary, finder or other person engaged by any HPE Put Party (or its Affiliates) is entitled to any brokerage, investment banker's, financial adviser's, finder's or other similar fee or commission, or the reimbursement of expenses, in connection with the transactions contemplated by this Agreement for which the UNIS Counterparty is liable.
7.UNIS COUNTERPARTY'S WARRANTIES
The UNIS Counterparty warrants to the HPE Put Parties at the date of this Agreement and at the date of Put Closing that:
(a)it is a company duly incorporated and validly existing under the laws of its jurisdiction of incorporation with the requisite power and authority to enter into and perform its obligations under this Agreement, and except as expressly provided herein has taken all necessary corporate action to authorise the execution, delivery and performance of, its obligations under this Agreement;
(b)this Agreement constitutes legal, valid and binding obligations of the UNIS Counterparty enforceable against it in accordance with its terms, assuming due execution and delivery by the HPE Put Parties, except as enforceability will be subject to applicable bankruptcy, insolvency, liquidation, possessory liens, rights of set off, reorganization, amalgamation, moratorium or any other Laws or legal procedures, whether of a similar nature or otherwise, generally affecting creditors' rights;
(c)the execution and delivery by the UNIS Counterparty of this Agreement and the performance of the obligations of the UNIS Counterparty under it do not and will not conflict with or constitute a breach, default or an event of default (with notice or lapse of time, or both) under any provision of:
(i)any agreement, instrument or permit to which the UNIS Counterparty is a party;
(ii)the constitutional documents of the UNIS Counterparty; or
(iii)any Law, Encumbrance or any other restriction of any kind or character by which the UNIS Counterparty is bound;
except, in the case of paragraphs (i) and (iii) above, which has not had and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of the UNIS Counterparty to consummate the transactions contemplated by this Agreement;

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(d)other than as contemplated by this Agreement:
(i)no notices, reports or filings are required to be made by the UNIS Counterparty with any Governmental Authority in connection with the transactions contemplated by this Agreement; and
(ii)no consents, approvals, registrations, authorisations or other permits are required to be obtained by the UNIS Counterparty from any Governmental Authority in connection with the execution, delivery and performance of this Agreement, a failure to make or obtain which have had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of the UNIS Counterparty to consummate the transactions contemplated by this Agreement;
(e)at the Put Closing, it will have immediately available on an unconditional basis (subject only to the Put Closing) the necessary cash resources to meet its obligations under this Agreement; and
(f)no broker, investment banker, financial adviser, intermediary, finder or other person engaged by the UNIS Counterparty (or its Affiliates) is entitled to any brokerage, investment banker's, financial adviser's, finder's or other similar fee or commission, or the reimbursement of expenses, in connection with the transactions contemplated by this Agreement for which any HPE Put Party is liable.
8.CONFIDENTIALITY
8.1For the purposes of this Clause 8, Confidential Information means all information of a confidential nature disclosed by whatever means by one party (the Disclosing Party), either directly or from any person associated with and on behalf of the Disclosing Party, to the other party (the Receiving Party) and includes the provisions and subject matter of this Agreement.
8.2Each party undertakes to keep, and shall procure that each of its Affiliates and each Director appointed by it shall keep, the Confidential Information confidential and not disclose it to any person, other than as permitted under this Clause 8.
8.3Subclause 8.2 shall not apply to the disclosure of Confidential Information if and to the extent:
(a)required by any Law of any country with jurisdiction over the affairs of the Receiving Party or the Company (or any Company Subsidiary);
(b)required by the rules of any securities exchange on which securities of the Receiving Party or any of its Affiliates are listed;
(c)required by any court of competent jurisdiction or any competent judicial, governmental, supervisory or regulatory body;
(d)that such information is in the public domain other than through breach of this Clause 8;
(e)that such information was independently developed by the Receiving Party or its representatives without use or reference to any Confidential Information; or
(f)is received by the Receiving Party from a third party source without, to the knowledge of the Receiving Party, violation of any confidentiality obligation to the Disclosing Party or the Company (as appropriate);

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provided that in the case of paragraphs (a), (b) and (c) the Receiving Party will to the extent reasonably practicable and permitted by such Law, rules, court or body promptly notify the Disclosing Party or the Company (as appropriate) and cooperate with the Disclosing Party or the Company (as appropriate) regarding the timing and content of such disclosure and any action which the Disclosing Party or the Company (as appropriate) may wish to take to challenge the validity of such requirement, in each case, at the sole cost and expenses of the Disclosing Party or the Company (as appropriate).
8.4The Receiving Party may disclose Confidential Information to its Affiliates and to its, and its Affiliates' employees, advisers and lenders provided it makes each such recipient aware of the obligations of confidentiality assumed by it under this Agreement and provided that it uses all reasonable endeavors to ensure that such recipient complies with those obligations as if it was a party to this Agreement.
8.5This Clause 8 shall continue to bind the parties notwithstanding termination or expiry of this Agreement or the transfer of the Put Sale Shares.
9.ANNOUNCEMENTS
Neither party shall make or permit any person connected with it to make any announcement concerning this Agreement or any ancillary matter before, on or after Put Closing except as required by Law or any competent regulatory body (including the rules or regulations of any applicable stock exchange) or with the prior written approval of the other party, such approval not to be unreasonably withheld or delayed.
10.NOTICES
10.1Any notice, claim, request, demand or other communication to be given under or in connection with this Agreement must be in writing (which includes Electronic Communication in the form of email) and must be delivered by hand or sent by internationally recognised overnight courier service or email to the party to whom it is to be given as follows:
(a)to either of the HPE Put Parties at:
Hewlett Packard Enterprise Company
1701 E. Mossy Oaks Road
Spring, TX 77389
USA

Email: [***]
marked for the attention of Jonathan Sturz,
(b)to the UNIS Counterparty at:
Unisplendour International Technology Limited
c/o Unisplendour Corporation
4/F TH-UNIS Building, East Gate
Tsinghua University
Haidian District
Beijing 100084, PRC

Attention: Ms. Zhang Wei
Email: [***]

with a copy, which shall not constitute actual or constructive notice to:

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Zhong Lun Law Firm
22-31/F, South Tower of CP Center
20 Jin He East Avenue, Chaoyang District,
Beijing 100020, PRC

Attention: William J. Qiu
Email: qiujian@zhonglun.com,
or at any such other address or email address of which it shall have given notice for this purpose to the other parties under this Clause 10. Any notice or other communication sent by post shall be sent by prepaid recorded delivery if the country of destination is the same as the country of origin or by prepaid airmail if the country of destination is not the same as the country of origin.
10.2Any notice or other communication shall be deemed to have been given:
(a)if delivered by hand, on the date of delivery (with written confirmation of receipt); or
(b)if sent by internationally recognised overnight courier service, on the second Business Day after it was put into the post; or
(c)if sent by email, upon the generation of a receipt notice by the recipient's server or, if such notice is not so generated, upon delivery to the recipient's server.
10.3In proving the giving of a notice or other communication, subject to Subclause 10.2, it shall be sufficient to prove that delivery was made or that the envelope containing the communication was properly addressed and posted either by prepaid recorded delivery or by an internationally recognised overnight courier service or that the email was properly addressed and transmitted by the sender's server into the network and there was no apparent error in the operation of the sender's email system, as the case may be.
10.4Subject to Subclause 16.3(b), this Clause 10 shall not apply in relation to the service of any claim form, notice, Order or other document relating to or in connection with any proceedings, suit or action arising out of or in connection with this Agreement.
11.PAYMENTS
11.1Unless otherwise expressly stated (or as otherwise agreed in the case of a given payment), the payment of the Put Consideration (which shall be paid to the HPE Put Parties pursuant to Clause 2.2) and any other payment to be made to the HPE Put Parties under or in connection with this Agreement shall be made in US Dollars by transfer of the relevant amount at Put Closing for value on that date into the relevant accounts as each HPE Put Party shall, not less than three Business Days before the date that payment is due, have specified by giving written notice to the UNIS Counterparty for the purpose of that payment.
11.2If the UNIS Counterparty defaults in making any payment when due of any sum payable under this Agreement, it shall pay interest on that sum from (and including) the date on which payment is due until (but excluding) the date of actual payment (after as well as before judgment) at an annual rate of 3% above the base rate of the Bank of England from time to time, which interest shall accrue from day to day and be compounded monthly.
11.3The UNIS Counterparty (and any applicable withholding agent of the UNIS Counterparty) will not deduct or withhold any amounts for or on account of Taxes from any sum payable under this Agreement, unless required by Law. If the UNIS Counterparty (or any applicable withholding agent of the UNIS Counterparty) is required by Law to make a deduction or withholding for or on account

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of Tax from any sum payable under this Agreement, the UNIS Counterparty (or any such withholding agent) shall be entitled to deduct or withhold from any sum otherwise payable under this Agreement such amounts for or on account of Taxes as are required to be deducted or withheld by such Law, and, to the extent that amounts are so deducted or withheld and remitted to the appropriate governmental or regulatory body, such amounts shall be treated for all purposes of this Agreement as having been paid to the HPE Put Parties or other recipient thereof.
11.4Without limiting the generality of Subclause 11.3, unless the HPE Put Parties notify the UNIS Counterparty in writing, at least five days prior to the Put Closing date, that they have reported the sale of the Put Sale Shares pursuant to this Agreement to the PRC Taxation Authority within 30 days of the date of this Agreement, the UNIS Counterparty (or any applicable withholding agent of the UNIS Counterparty) shall be entitled to:
(a)(subject to paragraph (b) below) deduct or withhold from payment of the Put Consideration, any amounts for or on account of Taxes which are required to be deducted or withheld under the applicable Law of the PRC and shall pay such amounts to the PRC Governmental Authority as provided in the applicable Laws of the PRC; or
(b)if the final amount payable to the PRC Governmental Authority is not yet determinable, the UNIS Counterparty shall be entitled to withhold 10% of the Put Consideration and hold such withheld amount in escrow pending determination of the amount payable to the PRC Governmental Authority, after which, the UNIS Counterparty shall remit the amount payable under the applicable Law of the PRC to the PRC Governmental Authority, to such PRC Governmental Authority, and any excess amount to the HPE Put Parties pro rata on the basis of the number of the Put Sale Shares sold by HPE Put Parties respectively pursuant to this Agreement.
11.5For the avoidance of doubt, pursuant to Subclause 11.3, any such amounts shall be treated for all purposes of this Agreement as having been paid to HPE Put Parties.
11.6If the HPE Put Parties notify the UNIS Counterparty in writing, at least five (5) days prior to the Put Closing date, that they have reported the sale of the Put Sale Shares pursuant to this Agreement to the PRC Taxation Authority within thirty (30) days of the date of this Agreement and provide the UNIS Counterparty with a copy of an acknowledgement from the PRC Taxation Authority that such a report has been filed (or other reasonable proof thereof), the UNIS Counterparty (and any applicable withholding agent of the UNIS Counterparty) agrees not to deduct or withhold any amount from any payment of the Put Consideration.
11.7The HPE Put Parties shall diligently follow up with the PRC Tax Authority on the Tax reporting of the HPE Put Parties and shall promptly respond to any requests by the PRC Taxation Authority for additional information or materials and give regular updates to the UNIS Counterparty as to developments in the assessment of any Taxes by the Relevant PRC Tax Authority. Without prejudice to the foregoing, if any HPE Put Party or any of its Affiliates receives any written notice or demand from the PRC Tax Authority in respect of the sale of the Put Sale Shares, the HPE Put Parties shall promptly provide a copy of such notice or demand to the UNIS Counterparty and shall keep the UNIS Counterparty reasonably and promptly informed of any appeals, contests or disputes (and the status thereof) the HPE Put Parties may have with the PRC Tax Authority in respect of such notice or demand, in each case to the extent permitted under applicable Law.
11.8To the extent that the PRC Tax Authority determines that the HPE Put Parties are required by applicable Laws to pay Taxes in respect of the sale of the Put Sale Shares, the HPE Put Parties shall provide to the UNIS Counterparty the draft Tax return, along with reasonable supporting documents (such as the calculation of the tax amount, explanation letter, discussion papers, etc.), for the purpose of Tax filing no later than seven (7) days prior to filing. HPE shall engage with UNIS and consider comments and/or revisions that UNIS may have in relation to the draft Tax return. The HPE Put

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Parties shall promptly submit the Tax return, supporting documents and such other documents requested by the PRC Tax Authority in connection with the Tax filing with a copy delivered to the UNIS Counterparty.
11.9The HPE Put Parties shall subsequently provide reasonable evidence of the PRC Tax Authority’s acceptance or confirmation of the Tax amount payable by the HPE Put Party under the applicable Laws (the Tax Payment Notice) as soon as reasonably practicable upon its receipt of such Tax Payment Notice. The HPE Put Parties shall, as soon as reasonably practicable after the assessment and final determination of Tax by the Relevant PRC Taxation Authority, settle in full the payment of the Tax so assessed and finally determined as due and payable by the HPE Put Parties under the applicable Laws in connection with the sale of the Put Sale Shares contemplated by this Agreement (the Tax Amount) and provide to the UNIS Counterparty evidence and supporting documents of the full settlement of such Tax Amount, in the form of tax clearance certificate or receipt of payment issued by the Relevant PRC Taxation Authority.
11.10If any Taxation is subsequently assessed on the UNIS Counterparty, the Company or any Company Subsidiary as a result of a failure to deduct and withhold Taxes as required by the applicable Law of the PRC from any payment of the Put Consideration, the HPE Put Parties shall jointly and severally:
(a)indemnify and hold harmless the UNIS Counterparty, the Company or any Company Subsidiary for any Losses in respect of such failure to withhold;
(b)cooperate with the UNIS Counterparty and the relevant Company Subsidiaries established in the PRC in connection with the filing of any subsequent Tax returns and in any threatened or actual proceeding with respect to Taxes as a result of a failure to deduct and withhold Taxes as required by the applicable Law of the PRC from any payment of the Put Consideration (including the retention and the provision of records).
12.COSTS
12.1Subject to Subclause 12.2 below, or as otherwise specifically agreed in writing by the parties after the date of this Agreement, each party shall pay the costs and expenses incurred by it and each of its Affiliates in connection with the exercise of its rights and performance of its obligations under this Agreement.
12.2The UNIS Counterparty shall be solely liable for payment of any Hong Kong stamp duty associated with the sale and purchase of the Put Sale Shares.
13.SEVERABILITY
The provisions contained in each clause and subclause of this Agreement shall be enforceable independently of each of the others and its validity shall not be affected if any of the others is invalid. If any of those provisions is void but would be valid if some part of the provision were deleted, the provision in question shall apply with such modification as may be necessary to make it valid; provided that the parties hereto shall modify this Agreement to effect the original intent of the parties as closely as possible in order that the economic effect of the transactions contemplated herein be consummated to the greatest extent possible as originally contemplated.
14.GENERAL
14.1The obligation on the UNIS Counterparty to purchase the Put Sale Shares shall only become effective upon the approval from the shareholders' meeting of UNIS.
14.2This Agreement may only be amended in writing and where the amendment is signed by all of the parties to this Agreement.

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14.3The rights or obligations of a party under this Agreement may be assigned or transferred only with the prior written consent of the other parties.
14.4This Agreement may be executed in any number of counterparts, all of which, taken together, shall constitute one and the same Agreement, and any party (including a duly authorised representative of a party) may enter into this Agreement by executing such a counterpart.
14.5A person who is not a party to this Agreement may not enforce any of its terms under the Contracts (Rights of Third Parties) Act 1999 or otherwise.
15.WHOLE AGREEMENT
15.1This Agreement and the documents referred to in it contains the whole agreement between the parties relating to the transactions contemplated by this Agreement (and the documents referred to in it) and supersedes all previous agreements, whether oral or in writing, between the parties relating to these transactions. Except as required by statute, no terms shall be implied (whether by custom, usage or otherwise) into this Agreement.
15.2Each party:
(a)acknowledges that in agreeing to enter into this Agreement it has not relied on any express or implied representation, warranty, collateral contract or other assurance made by or on behalf of the other party before the signature of this Agreement;
(b)waives all rights and remedies which, but for this Subclause 15.2, might otherwise be available to it in respect of any such express or implied representation, warranty, collateral contract or other assurance; and
(c)acknowledges and agrees that no such express or implied representation, warranty, collateral contract or other assurance may form the basis of, or be pleaded in connection with, any claim made by it under or in connection with this Agreement.
15.3Nothing in this Clause 15 limits or excludes any liability for fraud.
16.GOVERNING LAW AND JURISDICTION
16.1This Agreement and any non-contractual obligations arising out of or in connection with it shall be governed by English law.
16.2Negotiation
(a)In the event of any dispute, controversy or claim arising out of or in connection with this Agreement, including any question regarding its existence, validity or termination (a Dispute), representatives of the parties shall, within 20 Business Days of service of a written notice from either party to the other party (a Dispute Notice), hold a meeting (a Dispute Meeting) in an effort to resolve the Dispute.
(b)Each party shall use all reasonable endeavours to send a representative who has authority to settle the Dispute to attend the Dispute Meeting.
16.3Arbitration
(a)Any Dispute that is not resolved within 20 Business Days after the service of a Dispute Notice, whether or not a Dispute Meeting has been held, or such later date as the parties shall reasonably agree with a view to negotiating an amicable settlement in good faith, shall, at the

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request of either party, be referred to and finally settled by arbitration at Hong Kong International Arbitration Centre (HKIAC) under the Hong Kong International Arbitration Centre Administered Arbitration Rules (the Rules) in force when the notice of arbitration is submitted in accordance with these Rules.
(b)Any notice or other written communication to be delivered pursuant to the Rules shall be deemed to be validly delivered to a party if delivered at such party's addresses specified in Subclause 10.1 in accordance with Subclause 10.2.
(c)The seat or legal place of arbitration shall be Hong Kong.
(d)The number of arbitrators will be three. The claimant(s) (irrespective of number) shall jointly appoint one arbitrator; the respondent(s) (irrespective of number) shall jointly appoint one arbitrator; and the third arbitrator, who shall be the presiding arbitrator, shall be appointed by the HKIAC.
(e)The language to be used in the arbitral proceedings is English.
(f)The award of the arbitration tribunal shall be final and binding on the parties and such award shall apportion the costs of the arbitration.
(g)The arbitration, and all matters relating thereto or arising thereunder, including the existence of the Dispute, the proceeding and all of its elements (including any pleadings, briefs or other documents submitted or exchanged, any testimony or other oral submissions, any third party discovery proceedings, including any discovery obtained pursuant thereto, and any decision of the arbitration tribunal or award), shall be kept strictly confidential.
(h)Any application to enforce the award of the arbitration tribunal may be made in any court of competent jurisdiction, including the courts of competent jurisdiction in the United States, Hong Kong and in the PRC, and the parties hereby waive the right to assert as a defence that any such court does not have jurisdiction over the enforcement of the award or is not a proper forum therefor.
16.4During the period when a Dispute is being resolved, the parties shall in all other respects continue their implementation of this Agreement.
16.5Notwithstanding anything to the contrary in this Agreement, any party shall have the right to seek conservatory or interim relief (such as preliminary injunctions, evidence preservation or property preservation) in any court of competent jurisdiction to prevent the actual or anticipated breach of this Agreement.
17.LANGUAGE
The language of this Agreement and the transactions envisaged by it is English and all notices, demands, requests, statements, certificates or other documents or communications shall be in English unless otherwise agreed.
AS WITNESS this Agreement has been signed by the parties (or their duly authorised representatives) on the date stated at the beginning of this Agreement.

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SCHEDULE 1

FORM OF DEED OF WAIVER
[***]

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SIGNATORIES

SIGNED by	)
for H3C HOLDINGS LIMITED	) )	/s/ Bas van der Goorbergh

[Signature Page to the Put Option SPA]

SIGNED by	)
for IZAR HOLDING CO.	) )	/s/ Sandrine Defrance

[Signature Page to the Put Option SPA]

SIGNED by	)
for UNISPLENDOUR INTERNATIONAL TECHNOLOGY LIMITED	) )	/s/ Jingrong Guo

[Signature Page to the Put Option SPA]